Exhibit 99.1

InterDigital® Announces Financial Guidance for Second Quarter 2008

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ:IDCC) today announced financial guidance for second quarter 2008. The company expects second quarter 2008 revenue to be in the range of approximately $58.5 million to $59.5 million. This range does not include any potential impact from additional new agreements that may be signed during second quarter 2008 or additional royalties identified in audits regularly conducted by the company.

Expected revenues for second quarter 2008 include the following approximate amounts;

  $56.2 million to $56.7 million of recurring patent licensing revenue;
  $0.3 million of patent license revenue related to sales from prior periods; and,
  $2.0 million to $2.5 million of technology solutions revenue.

“We are pleased with the solid level of recurring patent license royalty revenue including the contributions from licensees signed earlier this quarter,” said Scott McQuilkin, InterDigital's Chief Financial Officer.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding current beliefs, plans, and expectations as to the company’s second quarter 2008 recurring and non-recurring revenue. Words such as "expects," “range” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) the unanticipated acceleration in the execution of additional patent license or technology solution agreements, or amendments to existing patent license or technology solution agreements, on acceptable terms during second quarter 2008; (ii) the accuracy of market sales projections of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; and (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during second quarter 2008.

InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.

CONTACT:
InterDigital, Inc.
Media Contact:
Jack Indekeu, +1 610-878-7800
Email: jack.indekeu@interdigital.com
or
Investor Contact:
Janet Point, +1 610-878-7800
Email: janet.point@interdigital.com